UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): SEPTEMBER 28, 2004

MIDWEST BANC HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-29598	36-3252484
(State or other jurisdiction	(Commission file number)	(I.R.S. employer
of incorporation)		identification no.)

501 W. NORTH AVENUE		60160
MELROSE PARK, ILLINOIS		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (708) 865-1053

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On September 28, 2004, James J. Giancola (56) was appointed President and Chief Executive Officer of Midwest Banc Holdings, Inc. (the “Company”), and Midwest Bank and Trust Company (the “Bank”), the Company’s wholly owned subsidiary. Mr. Giancola has entered into an employment agreement with the Company and the Bank. Mr. Giancola’s appointment was reported in a Form 8-K filed with the Commission on September 29, 2004. Set forth below is a brief description of the material terms of Mr. Giancola’s employment agreement.

1.	Employment Term — The employment agreement is effective through December 31, 2009 unless otherwise terminated pursuant to the terms of the agreement. Thereafter, the employment agreement will automatically renew for one year periods.

2.	Duties During the Term of the Agreement — Mr. Giancola will serve as Chief Executive Officer and the President of the Company and the Bank.

3.	Compensation — Mr. Giancola will receive a base salary of $535,000 per calendar year which base salary will be reviewed annually. Mr. Giancola will also be eligible to receive performance-based annual cash incentive compensation (no greater than 70% of his base salary) and/or stock awards as determined by the board of directors of the Company (the “Board”). He will participate in any benefit programs available to employees of the Company or executive employees of the Company. Mr. Giancola will receive as of January 1, 2005 150,000 restricted shares of common stock of the Company subject to such restrictions and limitations as are commonly applied to such stock and is agreed by the Board. 30,000 shares of such stock will vest as of January 1, 2005 with the remaining shares vesting 30,000 each on January 1st of 2006, 2007, 2008, 2009 so long as Mr. Giancola is employed pursuant to the employment agreement. Mr. Giancola will also be granted options to purchase up to 100,000 shares of the Company’s common stock as of January 1, 2006. These options will be granted based upon performance standards to be determined by the Board for the year 2005. The options will expire 10 years from the date of the grant and have an exercise price equal to the fair market value of the common stock of the Company at the time of issuance.

4.	Compensation After Termination — If Mr. Giancola’s employment is terminated due to his death or disability, for cause (as defined in the employment agreement), voluntarily by Mr. Giancola or through the expiration of the employment agreement, the Company and the Bank will have no further obligations with respect to Mr. Giancola. If Mr. Giancola’s employment is terminated by the Company without cause, he shall be entitled to receive severance pay of up to 100% of his then base salary based upon a severance vesting schedule set forth in the employment agreement.

5.	Change in Control — Upon a change in control (as defined in the employment agreement) whether or not Mr. Giancola continues employment, all of his outstanding stock options and other incentive awards shall become fully exercisable, all restrictions on his outstanding awards of restricted stock shall lapse and he shall receive a cash lump sum payment equal to 299% of his then base salary.

On September 28, 2004, Brad A. Luecke retired (effective October 6, 2004) as the President and Chief Executive Officer of the Company and the Bank and resigned as a Director of the Company and the Bank. Mr. Luecke’s retirement was reported in a form 8-K filed with the Commission on September 29, 2004.

Mr. Luecke has entered into a Retirement Agreement and General Release with the Company and the Bank. This agreement provides that Mr. Luecke’s resignation is effective on October 6, 2004, provides for a severance payment of $500,000 (payable over 12 months), replaces the benefit schedule under Mr. Luecke’s existing SERP Agreement to provide that he shall receive 180 monthly payments of $9,226.25, and requires the Company to pay Mr. Luecke’s medical, dental and hospitalization benefits for 18 months. Mr. Luecke also agreed to not solicit customers or employees of the Company or the Bank for a one year period.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.02(c)(3) Appointment of Principal Officer

See discussion of the material terms of James J. Giancola’s employment agreement contained in Item 1.01 of this Report on Form 8-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST BANC HOLDINGS, INC.
	By:	/s/ Daniel R. Kadolph
Daniel R. Kadolph
Date: October 8, 2004		Senior Vice President and Chief Financial Officer